OPTION AGREEMENT

         THIS OPTION AGREEMENT (the "Agreement") dated as of the 3rd day of February, 1995, by and between Steven Madden, Ltd., a New York corporation maintaining a place of business at 540 Broadway, New York, NY 10012 (hereinafter referred to as the "Company") and John L. Madden, a member of the Board of Directors of the Company, with an address at c/o GKN Securities, Mizner Park, 433 Plaza Real, Suite 245, Boca Raton, Florida 33432 ("Madden" or "Optionholder").

                              W I T N E S S E T H:

         WHEREAS, the Company has agreed to grant to Madden an option (the "Option") to acquire shares of common stock (the "Common Shares") of the Company (the "Option Shares") pursuant to the terms herein.

         NOW, THEREFORE, in consideration of the mutual covenants, conditions and premises contained herein, the parties hereto agree, subject to the terms and conditions herein, as follows:

         1.       The Option.

                  (a) Upon execution hereof, the Company grants to the Optionholder the right and option to purchase twelve thousand (12,000) Option Shares (adjusted to reflect any stock splits or reverse splits), at a price of $3.41 per share.

                  (b) The Option shall be exercisable for a period of four (4) years from the date of vesting.


                  (c) The Option Shares granted to Optionholder pursuant to Paragraph 1(a) hereof shall vest upon execution of this Agreement.

         2. Method of Exercise. Each exercise of an option granted hereunder, shall be by means of a notice of exercise (the "Notice of Exercise") delivered to the Company specifying the number of Common Shares to be purchased. Within five (5) days of receiving the Notice of Exercise, the Company shall schedule a closing, which shall be no more than five (5) days later. At the closing, the Company shall deliver the Common Shares to the Optionholder with the appropriate transfer documents and Optionholder shall pay to the Company the full purchase price of such exercised Common Shares either in cash or by check payable to the order of "Steven Madden, Ltd." All Common Shares issued pursuant to such option shall be fully paid and nonassessable and shall not be subject to any liens.

         3. Stockholder Rights. Neither the Optionholder nor any other person legally entitled to exercise the Option shall be entitled to any of the rights or privileges of a stockholder of the Company with respect to any common shares issuable upon any exercise of the Option unless and until the Option is exercised.

         4. No Waiver. The failure of any of the parties hereto to enforce any provisions hereof on any occasion shall not be deemed to be a waiver of any privilege given by any provision of this Agreement.

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         5.       Entire Agreement.  This Agreement constitutes the entire
agreement on the understanding of the parties hereto, and no amendment, modification or waiver of any provision herein shall be effective, unless in writing, executed by the party charged therewith.

         6. Governing Law. This Agreement shall be construed and interpreted and enforced in accordance with and shall be governed by the laws of the State of New York.

         7. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of the parties and their successors and assigns.

         8. Paragraph Headings. The paragraph headings herein have been inserted for convenience of reference only and shall no way modify or restrict any of the terms of the provisions hereof.

         9. Notices. Any notice required or permitted to be delivered hereunder shall be deemed effective five (5) days after mailing when sent by United States mail, postage prepaid, certified mail, return receipt requested, addressed to Optionholder or the Company, as the case may be, at the addresses set forth below:

                           If to Optionholder:

                           Mr. Gary DeLuca
                           c/o Dollar Time Group, Inc.
                           4601 Sheridan Street
                           Hollywood, Florida 33021

                           If to the Company:

                           Steven Madden, Ltd.

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                           51-16 Barnett Avenue
                           Long Island City, NY  11104
                           Attention:  Steven Madden

                           With a copy to:

                           Steven F. Wasserman, Esq.
                           Bernstein & Wasserman
                           950 Third Avenue
                           New York, NY  10022


         10. Unenforceability and Severability. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the unenforceable part has been severed and deleted.

         11. Counterparts. This Agreement may be executed in counterparts, all of which shall be deemed to be duplicate originals.

         12. Further Assurances. The Company and Optionholder agrees to execute and deliver to each other such documents as the other party shall reasonably request to effectuate the purposes of this Agreement.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 3rd day of February, 1995.


                                       STEVEN MADDEN, LTD.


                                       By: /s/ Steven Madden
                                           --------------------------
                                       Name:    Steven Madden
                                       Title:    President

                                       /s/ Gary DeLuca
                                       ------------------------------
                                       Gary DeLuca


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